Exhibit 99.1

Bruker BioSciences to Report a Material Weakness in Internal Controls, Will
Request Extension of 10-K Filing and Expects An Increased 2004 Net Loss

Billerica, Massachusetts, March 16, 2005 – Bruker BioSciences Corporation (NASDAQ: BRKR) today announces that it has  been made aware of several fiscal year 2004 audit adjustments this week, which are expected to have a negative impact on its previously reported financial results for the year 2004.  Moreover, the Company also has received a revised, higher tax assessment from the German tax authorities after its March 2, 2005 release of 2004 financial results.  Accordingly, the Company intends to request from the SEC a fifteen-day extension to its  2004 Form 10-K filing deadline, and will schedule a conference call to discuss the revised financial statements at the time of the 10K filing.

In view of these audit adjustments, the Company now expects to report, in accordance with the Sarbanes-Oxley Act, a material weakness in its internal controls at one of its subsidiaries, and it believes that its independent registered accountants will concur with management’s assessment.

William Knight, Chief Financial Officer of Bruker BioSciences, stated: “We had previously reported a GAAP net loss of $(0.06) per diluted share for the year ended December 31, 2004.  Subject to some uncertainty, as we are still reviewing all quarters of 2004, we now expect that the combined effect of these audit adjustments and the higher tax assessment in Germany will increase our 2004 GAAP net loss to $(0.07) to $(0.09) per diluted share, with audit adjustments affecting several quarterly results during 2004.  These adjustments should not have any effect on our 2005 goals and first quarter 2005 guidance.”

ABOUT BRUKER BIOSCIENCES

Bruker BioSciences Corporation, headquartered in Billerica, Massachusetts, is the publicly traded parent company of Bruker Daltonics Inc. and Bruker AXS Inc. Bruker AXS is a leading developer and provider of life science and advanced materials research tools based on x-ray technology. Bruker Daltonics is a leading developer and provider of innovative life science tools based on mass spectrometry. Bruker Daltonics also offers a broad line of nuclear, biological and chemical (NBC) detection products for defense and homeland security. For more information, please visit www.bruker-biosciences.com

CAUTIONARY STATEMENT

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s reorganization strategies, integration risks, failure of conditions, technological approaches, product development, market acceptance, cost and pricing of the Company’s products, changes in governmental regulations, capital spending and government funding policies, FDA and other regulatory approvals to the extent applicable, competition, the intellectual property of others, patent protection and litigation. These and other factors are identified and described in more detail in our filings with the SEC, including, without limitation, our respective annual reports on Form 10-K for the year ended December 31, 2003, our most recent quarterly reports on Form 10-Q, and our current reports on Form 8-K. We disclaim any intent or obligation to update these forward-looking statements.

Contact:

William Knight, Chief Financial Officer
Tel. 978-663-3660, ext. 1151
Email: ir@bruker-biosciences.com